Exhibit 10.1

Execution Version

FINANCING AGREEMENT

Dated as of December 22, 2020

by and among

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

as Borrower,

EACH SUBSIDIARY OF THE BORROWER
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

Powerscourt Investments XXII, LP,
as Administrative Agent and Collateral Agent

Table of Contents

		Page
Article I DEFINITIONS; CERTAIN TERMS		1
Section 1.01	Definitions	1
Section 1.02	Terms Generally	41
Section 1.03	Certain Matters of Construction	41
Section 1.04	Accounting and Other Terms	42
Section 1.05	Time References	43
Section 1.06	Divisions	43

Article II THE LOANS		44
Section 2.01	Commitments	43
Section 2.02	Making the Loan	43
Section 2.03	Repayment of Loans; Evidence of Debt	44
Section 2.04	Interest	44
Section 2.05	Prepayment of Loans	45
Section 2.06	Fees	47
Section 2.07	Taxes	47
Section 2.08	Increased Costs and Reduced Return	51

Article III [INTENTIONALLY OMITTED]		52

Article IV APPLICATION OF PAYMENTS; DEFAULTING LENDERS		52
Section 4.01	Payments; Computations and Statements	52
Section 4.02	Sharing of Payments	53
Section 4.03	Apportionment of Payments	53
Section 4.04	Defaulting Lenders	54

Article V CONDITIONS TO LOANS		55
Section 5.01	Conditions Precedent to Effectiveness	55
Section 5.02	Conditions Subsequent to Effectiveness	58

Article VI REPRESENTATIONS AND WARRANTIES		59
Section 6.01	Representations and Warranties	59

Article VII COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS		69
Section 7.01	Affirmative Covenants	69
Section 7.02	Negative Covenants	82
Section 7.03	Financial Covenants	88

Article VIII EVENTS OF DEFAULT		89
Section 8.01	Events of Default	89

Article IX AGENTS		93
Section 9.01	Appointment	93
Section 9.02	Nature of Duties; Delegation	94
Section 9.03	Rights, Exculpation, Etc.	94

i

ii

SCHEDULE AND EXHIBITS

Schedule A	Excluded Tenant Improvements
Schedule B	Adverse Change
Schedule C	Harbor Point TIF
Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(v)	Material Contracts
Schedule 6.01(dd)	Leases
Schedule 6.01(ee)	Property
Schedule 6.01(hh)	Unencumbered Real Estate
Schedule 6.01(ii)	Legal Description of Ground Leased Property
Schedule 7.01(n)	Management
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(f)	Sale and Leaseback Transactions
Schedule 7.02(j)	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Note

Exhibit 2.07(d)-1	U.S Tax Compliance Certificate (Foreign Lenders - Not Partnerships)
Exhibit 2.07(d)-2	U.S. Tax Compliance Certificate (Foreign Participants - Not Partnerships)
Exhibit 2.07(d)-3	U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
Exhibit 2.07(d)-4	U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)

iii

FINANCING AGREEMENT

Financing Agreement, dated as of December 22, 2020, by and among Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Borrower”), each subsidiary listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), Powerscourt Investments XXII, LP (“Powerscourt”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Powerscourt, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent” and, collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in the aggregate principal amount of $25,000,000. The proceeds of the Loan shall be used (i) to refinance certain existing indebtedness of the Borrower with KeyBank National Association, (ii) to redeem certain shares of the Borrower’s 8.75% Series D Cumulative Convertible Preferred Stock, and (iii) to pay fees and expenses in connection with the transactions contemplated hereby. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

Article I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of (i) all of the Equity Interests of any Person, or all or substantially all of the assets of (or any division or business line of) any Person or (ii) any Investment, other than Real Estate, contemplated by clause (g) of the definition of Permitted Investments.

“Acquisition Closing Costs” means the actual deal costs incurred by the Borrower and its Subsidiaries in connection with acquisitions of Real Estate permitted hereunder and determined in accordance with GAAP. Acquisition Closing Costs shall only include those deal costs that are associated with Real Estate that is being actively negotiated for purchase, or have been consummated.

“Action” has the meaning specified therefor in Section 11.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that as to any Loan Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Effective Date and their respective Affiliates (determined as provided herein without regard to this proviso). For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties and their Subsidiaries do business.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B).

“Applicable Premium” means the product of (a) the aggregate principal amount of the applicable payment, repayment or prepayment of the Loan, (b) the Interest Rate (or, if an Event of Default exists, the Post-Default Rate), and (c) a fraction, the numerator of which is the number of days from the date of the Applicable Premium Trigger Event to the Final Maturity Date and the denominator of which is 360.

“Applicable Premium Trigger Event” means:

(a)  any payment by any Loan Party of all of the principal balance of the Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b) the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 8.01, including as a result of the commencement of an Insolvency Proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Collateral Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d) the termination of this Agreement for any reason.

“Appraisal” means an MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising retail properties selected by the Agents who is not an employee of the Borrower or any of its Subsidiaries, the Agents or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agents, as approved by the Agents.

“Appraised Value” means any property’s value as determined by an Appraisal on an “as-is” basis performed by an appraisal firm reasonably acceptable to the Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).”Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Building” means, with respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP excluding, for purposes of the financial covenants set out in Section 7.03 hereof and calculating the Consolidated Subordinated Debt Service Coverage Ratio, Capitalized Leases with a corresponding asset as determined in accordance with GAAP that is reflected in the financial statements of the Borrower and its Subsidiaries most recently delivered.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) in the case of any Foreign Subsidiary, cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (f) above in respect of each country that is a member of the Organization for Economic Co-operation and Development.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities in each case pursuant to Basel III shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one of the following events:

(a) during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board of Directors then in office;

(b) any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Borrower equal to at least twenty-five percent (25%);

(c) the Borrower consolidates with, is acquired by, or merges into or with any Person (other than a consolidation or merger in which the Borrower is the continuing or surviving entity); or

(d) the Borrower fails to own, directly or indirectly, at least 98.40% of the Equity Interests of the Operating Partner and be the sole general partner of the Operating Partner.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Collateral Properties” means each of the properties subject to or required to become subject to a Mortgage; as of the Effective Date, the Collateral Properties are listed on Schedule 6.01(ee) hereto.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Real Estate, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Real Estate or any part thereof.

“Condemnation Proceeds” means all compensation, awards, damages, judgments and proceeds awarded by reason of any Taking.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make the Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any Reference Period, Consolidated EBITDA less (without duplication) Consolidated Leasing Costs.

“Consolidated CRE Debt Service” means, for any Reference Period, the sum of (a) Consolidated CRE Interest Expense for such period, plus (b) all of the scheduled principal payments (other than any balloon payment due at maturity to the extent that the Borrower has delivered to the Administrative Agent together with the financial statements for such period (i) an executed term sheet contemplating the refinancing of the Indebtedness relating to such balloon payment or (ii) evidence acceptable to the Administrative Agent that the Borrower is engaging in good faith negotiations with the lender of the Indebtedness relating to such balloon payment to extend the maturity of such Indebtedness, at least ninety (90) days prior to the date such balloon payment is due) with respect to CRE Debt of the Borrower and its Subsidiaries during such period. Such Person’s Equity Percentage in the debt service referred to above of its Unconsolidated Affiliates and non-Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated CRE Debt Service.

“Consolidated CRE Interest Expense” means, for any Reference Period, Consolidated Interest Expense of the Consolidated Group in respect of CRE Debt for such period.

“Consolidated Debt Service” means, for any Reference Period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all of the scheduled principal payments (other than any balloon payment due at maturity to the extent that the Borrower has delivered to the Administrative Agent together with the financial statements for such period (i) an executed term sheet contemplating the refinancing of the Indebtedness relating to such balloon payment or (ii) evidence acceptable to the Administrative Agent that the Borrower is engaging in good faith negotiations with the lender of the Indebtedness relating to such balloon payment to extend the maturity of such Indebtedness, at least ninety (90) days prior to the date such balloon payment is due) with respect to Indebtedness of the Borrower and its Subsidiaries during such period. Such Person’s Equity Percentage in the debt service referred to above of its Unconsolidated Affiliates and non-Wholly Owned Subsidiaries shall be included (without duplication) in the determination of Consolidated Debt Service.

“Consolidated Debt Service Coverage Ratio” means, for any Reference Period, the ratio of Consolidated Adjusted EBITDA to Consolidated Debt Service.

“Consolidated Group” means, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP.

“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any Reference Period (without duplication), an amount equal to:

(a) Consolidated Net Income, in accordance with GAAP, plus

(b) the sum of the following amounts to the extent deducted in the calculation of Consolidated Net Income for such period (without duplication):

(i) depreciation and amortization expense;

(ii) Consolidated Interest Expense;

(iii) income tax expense;

(iv) Acquisition Closing Costs;

(v) non-recurring non-cash impairments of Real Estate, in accordance with GAAP;

(vi) cash payments received as reimbursement from lender held reserves on expenses other than tenant improvements;

(vii) extraordinary or non-recurring losses (including losses on the sale of assets outside the ordinary course of business); and

(viii) other non-cash expenditures, charges or losses (excluding write-down, write-offs and bad debt expenses); minus

(c) the sum of the following amounts to the extent included in the calculation of Consolidated Net Income for such period (without duplication):

(i) any credit for income taxes;

(ii) any net after tax gain or income from the early extinguishment of Indebtedness;

(iii) any gain from extraordinary items;

(iv) any net gain from the sale of assets outside the ordinary course of business;

(v) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above; and

(vi) all cash payments made on account of restructuring charges and other non-cash charges.

Notwithstanding the foregoing, with respect to any Unconsolidated Affiliate and non-Wholly Owned Subsidiary, the Consolidated EBITDA with respect to any such Person shall include the amounts calculated in (a), (b) and (c) above multiplied by the applicable Equity Percentage in such Person.

“Consolidated Indebtedness to EBITDA Ratio” means, for any Reference Period, the ratio of (a) Indebtedness of the Consolidated Group (adjusted by eliminating any Indebtedness attributable to Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries) plus the applicable Equity Percentage of Indebtedness of all Unconsolidated Affiliates and non-Wholly Owned Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that for purposes of calculating such Indebtedness, all debt balances shall be reported on a gross basis (not net of original issue discount, upfront payments or similar discounts or the application of purchase accounting) to (b) Consolidated Adjusted EBITDA for such period.

“Consolidated Indebtedness to Gross Asset Value Ratio” means, for any Reference Period, the ratio of (a) Indebtedness of the Consolidated Group (adjusted by eliminating any Indebtedness attributable to Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries) plus the applicable Equity Percentage of Indebtedness of all Unconsolidated Affiliates and non-Wholly Owned Subsidiaries, to (b) Gross Asset Value; provided, that for purposes of calculating such Indebtedness, all debt balances shall be reported on a gross basis (not net of original issue discount, upfront payments or similar discounts or the application of purchase accounting).

“Consolidated Interest Expense” means, for any Reference Period, an amount equal to interest expense (whether accrued or paid) on Indebtedness of the Consolidated Group, excluding non-cash interest expense, together with (without limitation) the interest portion of payments on Capitalized Lease Obligations, plus the Equity Percentage (without duplication) of all such interest expense of Unconsolidated Affiliates and non-Wholly Owned Subsidiaries.

“Consolidated Net Income” means, for any Reference Period, the consolidated net income (or loss) after taxes of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Unconsolidated Affiliates and non-Wholly-Owned Subsidiaries) plus the applicable Equity Percentage of net earnings (or loss) of all Unconsolidated Affiliates and non-Wholly Owned Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation and (b) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

“Consolidated Leasing Costs” means, for any Reference Period, all Consolidated Net Tenant Improvements plus all third party commissions and other monetary incentives incurred with respect to Leases.

“Consolidated Net Tenant Improvements” means, for any Reference Period, the result of (a) the costs and expenses incurred in respect of tenant improvements for Real Estate, minus (b) Excluded Tenant Improvements, minus (c) the amount of reserves used to fund such tenant improvements in clause (a); provided, that amounts in (a) and (c) attributable to Unconsolidated Affiliates and non-Wholly Owned Subsidiaries shall include only the applicable Equity Percentage of such amounts attributable to such Persons.

“Consolidated Subordinated Indebtedness Debt Service Coverage Ratio” means, for any Reference Period, the ratio of (a) Consolidated Adjusted EBITDA to (b) the sum of (i) Consolidated CRE Debt Service, plus (ii) reserve payments of the Consolidated Group for such period in respect of CRE Debt (adjusted by eliminating any reserve payments attributable to Unconsolidated Affiliates and non-Wholly Owned Subsidiaries) plus the applicable Equity Percentage of reserve payments of all Unconsolidated Affiliates and non-Wholly Owned Subsidiaries for such period in respect of CRE Debt, plus (iii) Consolidated Interest Expense in respect of Indebtedness that is secured by a Lien on assets of the Borrower or its Subsidiaries, plus (iv) Consolidated Subordinated Indebtedness Interest Expense.

“Consolidated Subordinated Indebtedness Incurrence Net Cash Flow” means, for any Reference Period, the result of (a) Consolidated Adjusted EBITDA minus (b) the sum of (i) Consolidated CRE Debt Service, plus (ii) reserve payments of the Consolidated Group for such period in respect of CRE Debt (adjusted by eliminating any reserve payments attributable to Unconsolidated Affiliates and non-Wholly Owned Subsidiaries) plus the applicable Equity Percentage of reserve payments of all Unconsolidated Affiliates and non-Wholly Owned Subsidiaries for such period in respect of CRE Debt, plus (iii) Consolidated Interest Expense in respect of Indebtedness that is secured by a Lien on assets of the Borrower or its Subsidiaries, plus (iv) Consolidated Subordinated Indebtedness Interest Expense.

“Consolidated Subordinated Indebtedness Interest Expense” means, for any Reference Period, Consolidated Interest Expense of the Consolidated Group in respect of Subordinated Indebtedness for such period.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Controlled Cash” means unrestricted cash on-hand of the Loan Parties maintained in deposit accounts (which, for the avoidance of doubt, are not zero balance accounts) in the name of a Loan Party in the United States, which deposit accounts are subject to Control Agreements, in each case, that is free and clear of all Liens, other than Liens granted hereunder in favor of the Collateral Agent and Liens permitted under the applicable Control Agreement.

“Controlled Cash Minimum Amount” means, as of any date of determination, the result of the aggregate amount of Controlled Cash plus the aggregate amount of Other Cash minus $2,000,000.

“CRE Debt” means Indebtedness of the Borrower and its Subsidiaries that is secured by commercial real property and/or loan interests and all obligations of the Borrower and its Subsidiaries related to such Indebtedness.

“Debt Subordination Agreement” means an agreement providing for the express subordination of Subordinated Indebtedness in right of payment to all Obligations, the form and terms of which are reasonably satisfactory to the Agents.

“Debt Investment” means any real estate related loan to a third party, including but not limited to (a) loans secured by a mortgage or deed of trust or similar security instrument, (b) mezzanine loans, and (c) B-Notes.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Development Property” means any property that is currently under construction or is a recently completed construction project that is not yet 85% leased; notwithstanding the foregoing, a completed construction project may not be included as a Development Property for more than twelve (12) months.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than (i) payments received in connection with the termination of a lease in the ordinary course and (ii) payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is five (5) years days after the Final Maturity Date; provided, that, solely for purposes of the financial covenants set out in Section 7.03 hereof, the foregoing definition shall not include the Borrower’s (i) 8.75% Series D Cumulative Convertible Preferred Stock or (ii) 9.00% Series B Convertible Preferred Stock, in each case issued prior to the date hereof.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Employee Plan” means an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), regardless of whether subject to ERISA, that any Loan Party or any of its ERISA Affiliates maintains, sponsors or contributes to or is obligated to contribute to.

“Environmental Claim” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving any alleged or actual (a) violation of or liability under any Environmental Law; or (b) manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal or exposure to any Hazardous Materials.

“Environmental Engineer” means such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agents.

“Environmental Law” means any Requirement of Law relating to or concerning (i) the protection of the environment, natural resources, human health or safety, or (ii) the manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal of or exposure to any Hazardous Material.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of or based upon (a) any Environmental Claim; (b) any actual, alleged or threatened non-compliance with Environmental Law or Environmental Permit; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any Remedial Action; (f) any environmental condition; or (g) any contract, agreement, or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liability.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests.

“Equity Percentage” means, with respect to any Unconsolidated Affiliate or non-Wholly Owned Subsidiary, the pro rata share of the ownership interests held by the Consolidated Group, in the aggregate, in such Unconsolidated Affiliate or non-Wholly Owned Subsidiary, as applicable, without duplication.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (j) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan; (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; (l) the assertion of a claim (other than routine claims for benefits) against any Employee Plan or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Plan or Multiemployer Plan; (m) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Pension Plan (or such other Employee Plan) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (n) the imposition on any Loan Party of any material fine, excise tax or penalty with respect to any Employee Plan or Multiemployer Plan resulting from any noncompliance with any Requirements of Law; or (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” has the meaning specified therefor in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any Petty Cash Accounts and (c) any deposit account specifically and exclusively containing deposits of tenants.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.07, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.07(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded Tenant Improvements” means, for each Reference Period, with respect to the Real Estate owned by the Borrower and its Subsidiaries identified on Schedule A, tenant improvements actually made on such Real Estate not to exceed $750,000 in the aggregate per such period and $3,000,000 in the aggregate per fiscal year, in each case as disclosed to the Administrative Agent in the reports and deliverables contemplated by Section 7.01(a)(i), (ii) and (ii); provided, that, for the avoidance of doubt, such tenant improvements may be funded with Net Cash Proceeds; provided, further, that, if any such Net Cash Proceeds would be included in clauses (a) or (b) of the definition of Consolidated EBITDA, then the use of such proceeds to fund tenant improvements shall not qualify as Excluded Tenant Improvements; provided, further, that, the foregoing caps shall not apply to Net Cash Proceeds consisting of Extraordinary Receipts. Schedule A may be amended on a quarterly basis with the prior written consent of the Agents from and after the first anniversary of the Effective Date.

“Existing Credit Facility” means the Amended and Restated Credit Agreement, dated as of December 21, 2017 (as amended prior to the date hereof), by and among Wheeler REIT, L.P., KeyBank National Association, the other lenders party thereto, and Keybanc Capital Markets.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by any Loan Party not in the ordinary course of business in respect of Insurance Proceeds (other than to the extent such insurance proceeds are (i) payable to a Person that is not a Loan Party in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by a Loan Party as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds) and Condemnation Proceeds.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that could be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $1,000,000 shall be determined by the Board of Directors of the Borrower acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Closing Discount Letter” means the closing discount letter, dated as of the date hereof, among the Borrower and the Agents.

“Final Maturity Date” means March 31, 2023.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on December 31, 2019 and consistent with those used in the preparation of the financial statements; provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Administrative Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement, as determined by the Administrative Agent in its good faith judgment, and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Asset Value” means, on a consolidated basis for the Borrower and its Subsidiaries, the sum of (without duplication):

i.	the lesser of (A) the total book value plus accumulated depreciation and accumulated amortization of Real Estate as determined in accordance with GAAP, or (B) the Appraised Value of such Real Estate, plus

ii.	the total cost determined in accordance with GAAP of all Development Properties owned by Borrower or any of its Subsidiaries, plus

iii.	the book value determined in accordance with GAAP of all undeveloped Real Estate of Borrower and its Subsidiaries, plus

iv.	the book value determined in accordance with GAAP of all Investments consisting of Indebtedness which are not in default, plus

v.	the aggregate amount of all cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination, minus

vi.	the book value of Real Estate to the extent a corresponding Off-Balance Sheet Obligation constitutes Non-Recourse Indebtedness.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Gross Asset Value will be adjusted to include an amount equal to the Borrower’s or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate non-Wholly Owned Subsidiary or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate or Subsidiary of Borrower that is not a Wholly Owned Subsidiary. Notwithstanding anything herein to the contrary, Real Estate that has transitioned from a Development Property to a Stabilized Property and all Real Estate recently acquired by or any of its Subsidiaries may be included at the total cost determined in accordance with GAAP for a period of ninety (90) calendar days from the date of such transition or acquisition, as applicable.

Notwithstanding the foregoing, in the event that an adverse change occurs with respect to a Major Tenant(s) (individually or in the aggregate) at Real Estate (e.g., amendment to a lease without the Administrative Agent’s prior written consent, lease termination, default of base rent or other material payment obligations under its respective Lease for more than seventy-five (75) days beyond the date upon which such payment obligations were due, assignment or sublease of a material portion of the space without the Administrative Agent’s prior written consent; provided, that any Major Tenant vacancy existing as of the Effective Date and set forth in Schedule B will not independently be considered an adverse change with respect to the related Real Estate), then for the purposes of the covenant calculations, at the Borrower’s election, such Real Estate will immediately after the end of such seventy-five (75)-day period be valued at either (i) the book value of such Real Estate less the percentage of Rent lost as the result of the adverse change, (ii) the current Appraised Value as determined by an updated Appraisal acceptable to the Administrative Agent, or (iii) book value of such Real Estate to the extent that a letter of intent has been executed requiring a new Major Tenant to begin paying Rent no later than 180 days from the date that the adverse change occurred. Additionally, if performance of the Real Estate improves or the adverse change is otherwise cured to Administrative Agent’s reasonable satisfaction, then the Borrower will have the right to obtain a new Appraisal acceptable to the Administrative Agent. Once the new Appraisal is accepted by the Administrative Agent, then the value of the Real Estate shall be updated for purposes of this Agreement.

“Ground Leased Property” shall mean, collectively, (a) that certain real property located at 100 Main Street, Moncks Corner, South Carolina and (b) that certain real property located at 3818 Devine Street, Columbia, South Carolina; each of which is more particularly described on Exhibit A.

“Ground Leases” shall mean, collectively, (a) Ground Lease between Marguerite W. West, individually, and Paula W. Raspberry, Trustee of the Ralph D. West Family Trust B, and Marguerite W. West, Trustee of the Ralph D. West Family Trust B, as landlord, and A-C Development Club, LLC, a South Carolina limited liability company, as tenant, dated October 1, 2000, as amended by First Amendment to Lease Agreement dated December 29, 2000, and Second Amendment to Lease dated February 26, 2001, as assigned to Mortgagor pursuant to that certain Assignment and Assumption of Ground Lease dated as of April 12, 2016 between A-C Development Club, LLC, a South Carolina limited liability company, and WHLR - MONCKS CORNER, LLC, a Delaware limited liability company; and (b) Ground Lease between The Niggel Family LLC, a South Carolina limited liability company, as landlord, and A-C Development Club, LLC, a South Carolina limited liability company, as tenant, dated June 28, 2000, as assigned to Devine Center Financing, LLC, a pursuant to that certain Assignment of Ground Lease dated as of August 27, 2002 between A-C Development Club, LLC, a South Carolina limited liability company, as assignor to Devine Center Financing, LLC, a South Carolina limited liability company, as amended by that certain Lease Amendment Agreement dated December 28, 2012, between The Niggel Family LLC, a South Carolina limited liability company and Devine Center Financing, LLC, a South Carolina limited liability company, as assigned to Mortgagor pursuant to that certain Assignment and Assumption of Ground Lease dated as of April 12, 2016 between Devine Center Financing, LLC, a South Carolina limited liability company and WHLR - DEVINE STREET, LLC, a Delaware limited liability company.

“Ground Lessee” shall mean, collectively, (a) WHLR - MONCKS CORNER, LLC, a Delaware limited liability company and (b) WHLR - DEVINE STREET, LLC, a Delaware limited liability company.

“Ground Lessor” shall mean, collectively, (a) Marguerite W. West, individually, and Paula W. Raspberry, Trustee of the Ralph D. West Family Trust B, and Marguerite W. West, Trustee of the Ralph D. West Family Trust B and (b) The Niggel Family LLC, a South Carolina limited liability company.

“Guaranteed Obligations” has the meaning specified therefor in Section 10.01.

“Guarantor” means (a) each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto and (b) each other Person which guarantees, pursuant to any Joinder Agreement, a Guaranty or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article X hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Harbor Point TIF” means the obligations described on Schedule C.

“Hazardous Material” means any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, hazardous waste, special waste, or solid waste or words of similar import under any Environmental Law or that is otherwise regulated under or for which liability or standards of care are imposed pursuant to any Environmental Law, including, without limitation, petroleum, polychlorinated biphenyls; asbestos-containing materials, urea formaldehyde-containing materials radioactive materials and toxic mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 11.02(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 180 days after the date such payable was created and any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Agents and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing (including, without limitation, all Off-Balance Sheet Obligations; provided, that, for purposes of the financial covenants set out in Section 7.03 and the Consolidated Subordinated Debt Service Coverage Ratio, Off-Balance Sheet Obligations relating to that certain Harbor Point TIF shall not constitute Indebtedness ); (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Insurance Proceeds” means all insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any properties.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Borrower and its Subsidiaries in favor of the Agents for the benefit of the Agents and the Lenders, in form and substance satisfactory to the Agents.

“Interest Rate” has the meaning specified therefor in Section 2.04(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto.

“Key Man Event” means the failure of any of the following individuals to continue to be employed by the Borrower in senior management positions: Dan Khoshaba (Chief Executive Officer), Andy Franklin (Chief Operating Officer) and Crystal Plum (Chief Financial Officer), unless individuals reasonably acceptable to the Agents have been appointed to replace such parties within thirty (30) days of such occurrence; provided, that the Agents may agree to extend such deadline for an additional thirty (30) days if the Borrower delivers evidence reasonably acceptable to the Agents that the Borrower has identified a replacement for the applicable individual and is diligently negotiating an employment agreement for such purpose; provided, further, that in the event the Agents agree to extend such deadline for an additional thirty (30) days in accordance with the preceding proviso, the Agents may agree to extend such deadline for a further thirty (30) days (for a total of ninety (90) days) if, as of the date which is sixty (60) days after such occurrence, the Borrower has delivered evidence reasonably acceptable to the Agents that the Borrower is still diligently negotiating an employment agreement with an identified replacement for the applicable individual.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Loan” means the term loan made by a Lender to the Borrower pursuant to Article II hereof.

“Loan Document” means this Agreement, any Note, any Control Agreement, the Closing Discount Letter, the Warrant, any Intercompany Subordination Agreement, any Joinder Agreement, any Management Subordination Agreement, any Mortgage, any Security Agreement, any Guaranty, any Debt Subordination Agreement, any landlord waiver, any collateral access agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Major Lease” means, for any Real Estate, a Lease with a Major Tenant.

“Major Tenant” means a tenant of the Borrower or any Subsidiary which leases space on Real Estate pursuant to a Lease which entitles it to occupy (i) fifty percent (50%) or more of the Net Rentable Area of such Real Estate or (ii) 20,000 square feet or more of the Net Rentable Area of such Real Estate. Administrative Agent may in its reasonable discretion aggregate any and all Leases to Affiliates to determine whether any tenant should be deemed to be a Major Tenant.

“Management Agreements” means any written property management agreements providing for the management of Real Estate.

“Management Subordination Agreement” means any subordination agreement made by the managers or related parties under any Management Subordination Agreement in favor of the Agents, in form and substance satisfactory to the Agents.

“Material Adverse Effect” means a material adverse effect on any of (a) the business, operations, assets, properties, liabilities or condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $250,000.

“Material Contract” means, with respect to any Person, (a) each contract or agreement listed on Schedule 6.01(v) hereto, (b) each contract or agreement to which such Person or any of its Subsidiaries is a party which is material to the business of such Person or any of its Subsidiaries, when taken as a whole, including any contract or agreement involving aggregate consideration payable to or by such Person or such Subsidiary of $500,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium), and (c) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect; provided, that no Major Lease shall be a Material Contract.

“Material Subsidiary” means, as of any date of determination, a Subsidiary of the Operating Partner that (a) is a Guarantor, or (b) owns Real Estate that is either (i) unencumbered or (ii) securing Indebtedness having an aggregate amount outstanding greater than or equal to $6,100,000.

“Minimum Unrestricted Cash Amount” means, as of any date of determination, the minimum amount of Qualified Cash required to be held by the Loan Parties pursuant to Section 7.03(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to the receipt of any Extraordinary Receipts or the proceeds of any Disposition by any Loan Party, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness (i) assumed by the purchaser of such asset, (ii) under the Loan Documents, or (iii) secured by a Lien that is junior to the Lien securing the Obligations) which is required to be, and is, repaid in connection therewith, (b) reasonable expenses related thereto incurred by such Loan Party in connection therewith, (c) transfer taxes paid to any taxing authorities by such Loan Party in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Loan Party and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Rentable Area” means, with respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.

“Non-Recourse Exclusions” means, with respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

“Non-Recourse Indebtedness” means Indebtedness of Subsidiaries of the Borrower or an Unconsolidated Affiliate or non-Wholly Owned Subsidiary which is secured by one or more parcels of Real Estate (other than a Collateral Property) or interests therein or equipment and which is not a general obligation of such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided, that in calculating the amount of Non-Recourse Indebtedness at any time, the Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

“Note” means a promissory note of the Borrower, substantially in the form of Exhibit E hereto, evidencing the Indebtedness resulting from the making of the Loans and delivered to any Lender that requests such Note pursuant to Section 2.03(d) hereof, as such promissory note may be modified or extended from time to time, and any promissory note or notes issued in exchange or replacement therefor.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Borrower’s report on Form 10 Q or Form 10 K (or their equivalents) which Borrower is required to file with the Securities and Exchange Commission or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis about Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Obligations” means all present and future indebtedness, obligations (including all Warrant Obligations), and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Partner” means Wheel REIT, LP.

“Other Cash” means unrestricted cash on-hand of the Loan Parties in the United States that is free and clear of all Liens and is not Controlled Cash.

“Other Cash Maximum Amount” means, as of any date of determination, the greater of the Minimum Unrestricted Cash Amount minus the Controlled Cash Minimum Amount and zero (0).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PACE Financing” shall mean any assessment, bond, loan, financing, or other debt incurred pursuant to “property assessed clean energy, “special energy financing district,” or similar provisions of Applicable Laws.

“PACE Lien” shall mean a Lien securing PACE Financing.

“Participant Register” has the meaning specified therefor in Section 11.07(i).

“Payment Office” means the Administrative Agent’s office located at Maples Fiduciary Services (Delaware) Inc. Suite 302, 4001 Kennett Pike Wilmington, DE 19807, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA maintained, sponsored or contributed to, or for which there is an actual or contingent, direct or indirect obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition Conditions” means, in respect of any Acquisition by a Loan Party or any Subsidiary thereof, each of the following conditions:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the Borrower shall have furnished to the Agents at least ten (10) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Borrower and its Subsidiaries after the consummation of such Acquisition, and (iii) a quality of earnings report from an independent firm reasonably acceptable to the Agents in respect of the assets being acquired or the Person whose Equity Interests are being acquired;

(c) the agreements, instruments and other documents referred to in paragraph (c) above shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers (except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(d) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by the Operating Partner or a direct Wholly Owned Subsidiary of the Operating Partner and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(e) the assets being acquired or the Person whose Equity Interests are being acquired did not have negative Consolidated EBITDA during the twelve (12) consecutive month period concluding with the most recently concluded fiscal quarter prior to the date of the proposed Acquisition;

(f) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; and

(h) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Borrower or any of its Subsidiaries or an Affiliate thereof.

“Permitted Disposition” means:

(a) leasing or subleasing assets in the ordinary course of business;

(b) any involuntary loss, damage or destruction of property;

(c) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from the Borrower or any of its Subsidiaries to a Loan Party (other than the Borrower), and (ii) from any Subsidiary of the Borrower that is not a Loan Party to any Subsidiary of the Operating Partner;

(e) Disposition of obsolete or worn-out equipment in the ordinary course of business;

(f) so long as no Event of Default has occurred and is continuing or would result therefrom, Disposition of a Collateral Property; provided, that any such Disposition must be approved by all Lenders in writing;

(g) Dispositions of assets or property of any Subsidiary that is not a Loan Party for cash in an aggregate amount not less than the Fair Market Value of such assets or property; provided, that the Net Cash Proceeds of such Dispositions are used to reinvest in assets used in the business of any Subsidiary of the Borrower in accordance with clause (g) of the definition of Permitted Investments;

(h) Dispositions of Equity Interests in any Subsidiary that is not a Loan Party for cash in an aggregate amount not less than the Fair Market Value of such Equity Interests; provided, that the Net Cash Proceeds of such Dispositions are used to reinvest in assets used in the business of the parent of any Subsidiary of the Borrower in accordance with clause (g) of the definition of Permitted Investments; and

(i) any other Disposition that is approved in writing by the Required Lenders.

“Permitted Equity Issuance” means (a) in the event that the Borrower or any of its Subsidiaries forms or acquires any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Borrower or such Subsidiary, as applicable, (b) the issuance of Equity Interests of the Borrower to directors, officers and employees of the Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Borrower, (c) the issuance of Equity Interests by a Subsidiary of the Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (b) above, (d) the issuance of common share Equity Interests of the Borrower and (e) any rights offering in connection with a Permitted Restricted Payment pursuant to clause (f) thereof.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) current liabilities incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(d) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e) Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.01(b)(ii)

(g) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(h) Indebtedness of the Borrower and the Operating Partner with respect to customary Non-Recourse Exclusions and environmental indemnities in connection with Indebtedness permitted to be incurred under clause (i) below;

(i) so long as no Event of Default has occurred and is continuing or would result therefrom, Non-Recourse Indebtedness incurred by a Subsidiary of the Borrower that is not a Loan Party to the extent that (i) such Indebtedness constitutes CRE Debt and (ii) (x) the proceeds of such CRE Debt are used to fund Permitted Investments under clause (g) of the definition thereof or (y) such CRE Debt constitutes Permitted Refinancing Indebtedness relating to an existing Permitted Investment under clauses (e) or (g) of the definition thereof;

(j) Subordinated Indebtedness incurred by the Borrower so long as the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof; (ii) such Subordinated Indebtedness does not mature prior to the date that is ninety (90) days after the Final Maturity Date; and (iii) both before and after giving effect to the incurrence of such Indebtedness, (A) the Borrower is in compliance with the financial covenants in Section 7.03 and (B) (1) if the terms of the Subordinated Indebtedness shall include a cash interest component: either (x) the Consolidated Subordinated Indebtedness Debt Service Coverage Ratio for the twelve (12)-month period concluding with the most recently concluded fiscal quarter preceding the time that such Subordinated Indebtedness is incurred is greater than 1.15:1.00 or (y) the Consolidated Subordinated Indebtedness Incurrence Net Cash Flow is greater than $4,500,000 as of the last fiscal quarter immediately preceding the time that such Subordinated Indebtedness is incurred and (2) the Borrower shall be permitted to pay such cash component if the Consolidated Subordinated Indebtedness Debt Service Coverage Ratio for the twelve (12)-month period concluding with the most recently concluded fiscal quarter preceding the time that such Subordinated Indebtedness is incurred is greater than 1.10:1.00; and

(k) any other Indebtedness that is approved in writing by the Required Lenders.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, and (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to an Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) the following Investments made by the Operating Partner or a direct Subsidiary of the Operating Partner so long as (x) no Default or Event of Default exists or would result therefrom, (y) if the subject Investment constitutes all or any part of an Acquisition, the Permitted Acquisition Conditions are satisfied and (z) the subject Investment is acquired for an aggregate amount not more than its Fair Market Value:

(i) Investments in unimproved land not to exceed (unless such Investment relates to Real Estate that is managed by the Property Manager) five percent (5%) of Gross Asset Value;

(ii) Investments in “ground up” construction and “ground up” development projects not to exceed fifteen percent (15%) of Gross Asset Value;

(iii) Debt Investments (including mezzanine debt and mortgage notes) not to exceed five percent (5%) of Gross Asset Value;

(iv) Investments in Real Estate which are not retail Properties not to exceed ten percent (10%) of Gross Asset Value;

(v) Investments in non-Wholly Owned Subsidiaries and Unconsolidated Affiliates (including real estate funds or privately held companies), to the extent that such non-Wholly Owned Subsidiaries and Unconsolidated Affiliates use the proceeds of those Investments to make Investments in accordance with clauses (g)(i), (ii), (iv), (vi) and (vii) of this definition, together with Investments in assets or properties of such Persons permitted by the other clauses of this definition of Permitted Investments, not to exceed (unless such Investment relates to Real Estate that is managed by the Property Manager) ten percent (10%) of Gross Asset Value;

(vi) Investments in Real Estate constituting retail properties that are managed by the Property Manager; and

(vii) any other Investment that is approved in writing by the Required Lenders.

Notwithstanding the foregoing, in no event shall the aggregate value of the Investments described in clauses (g)(i) through (v) above exceed twenty percent (20%) of Gross Asset Value at any time.

For the purposes of Permitted Investments and Section 7.02(e), the Investment of Loan Parties in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s Equity Percentage of their Unconsolidated Affiliate’s Investment in undeveloped land plus (ii) such Person’s Equity Percentage of any other Investments valued at the GAAP book value.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(b)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided, that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(f) with respect to any Collateral Property, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party in the normal conduct of such Person’s business;

(g) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(h) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(i) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 8.01(j);

(j) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(k) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness; and

(l) Liens relating to Non-Recourse Indebtedness of any Loan Party permitted to be incurred under clause (i) of the definition of Permitted Indebtedness.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the loan-to-value ratio of such Indebtedness is not less than the loan-to-value ratio required to be maintained under its original documentation;

(b) such extension, refinancing or modification (x) does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified or (y) does not result in the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified occurring prior to the Final Maturity Date;

(c) such extension, refinancing or modification is pursuant to terms that do not increase the advance rate or effective cost (inclusive of all fees and interest) of the subject Indebtedness and the terms are otherwise not less favorable to the Loan Parties and their Subsidiaries than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified and such terms are otherwise not adverse to the Lenders; and

(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means:

(a) Restricted Payments made by any Subsidiary of any Loan Party to such Loan Party,

(b) Restricted Payments made by each Subsidiary of the Borrower (other than the Operating Partnership) to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(c) Restricted Payments made with respect to required redemptions of preferred Equity Interests of the Borrower that are outstanding as of the Effective Date;

(d) Restricted Payments made by the Borrower and its Subsidiaries in amounts necessary for the Borrower to maintain its status as a real estate investment trust; provided, however, no Restricted Payments shall be permitted under this clause (d) following an acceleration of the Obligations pursuant to Section 8.01 or during the continuance of an Event of Default under Section 8.01 (a), (f) or (g);

(e) Restricted Payments made by the Borrower to holders of its 8.75% Series D Cumulative Convertible Preferred Stock to discharge such holdings pursuant to one or a series of cash tender offers therefor;

(f) Restricted Payments made by the Borrower pursuant to any rights offering the net proceeds of which are to be used to fund one or a series of cash tender offers pursuant to clause (e) of this definition;

(g) any other Restricted Payment that is approved in writing by the Required Lenders; and

(h) the payment of customary management fees disclosed to the Agents; provided, however, no Restricted Payments shall be permitted under this clause (h) following an acceleration of the Obligations pursuant to Section 8.01 or during the continuance of an Event of Default under Section 8.01 (a), (f) or (g).

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b), (c), and (l) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means deposit accounts with deposits at any time in an aggregate amount not in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts.

“Post-Default Rate” means the Interest Rate plus 3.00%.

“Pro Rata Share” means, with respect to:

(a) a Lender’s obligation to make the Loan and the right to receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the Total Commitment, provided that if the Total Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Loan and the denominator shall be the aggregate unpaid principal amount of the Loan, and

(b) all other matters (including, without limitation, the indemnification obligations arising under Section 9.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Loan, by (ii) the aggregate unpaid principal amount of the Loan.

“Projections” means financial projections of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(ii).

“Property Manager” means Wheeler Real Estate, LLC, a Wholly Owned Subsidiary of the Borrower, or such other manager of Real Estate approved by the Agents.

“Qualified Cash” means, as of any date of determination, the aggregate amount of Controlled Cash plus the aggregate amount of Other Cash up to the Other Cash Maximum Amount.

“Real Estate” means all real property at any time owned or leased (as lessee or sublessee) by a Loan Party or any of their respective Subsidiaries, including, without limitation, the Collateral Properties.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Collateral Property, each in form and substance reasonably satisfactory to the Collateral Agent:

(a) a Mortgage duly executed by the applicable Loan Party;

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy or bring-down of the existing Title Insurance Policy with respect to each Mortgage, dated as of the Effective Date;

(d) an affidavit of no change with respect to the ALTA survey in respect of each Collateral Property;

(e) a zoning report issued by a provider reasonably satisfactory to the Collateral Agent or a copy of each letter issued by the applicable Governmental Authority, evidencing each Collateral Property’s compliance with all applicable Requirements of Law, together with a copy of all certificates of occupancy issued with respect to each Collateral Property;

(f) an opinion of counsel, satisfactory to the Collateral Agent, in the state where such Collateral Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g) a current ASTM 1527-13 Phase I Environmental Site Assessment (“Phase I ESA”) (and if reasonably requested by the Collateral Agent based upon the results of such Phase I, a Phase II Environmental Site Assessment), by an independent firm reasonably satisfactory to the Collateral Agent;

(h) Ground Lessor estoppel with respect to each of the Ground Leased Properties;

(i) Non-Disturbance Agreement executed by Marguerite W. West, the fee mortgagee of Ground Leased Property located at 100 Main Street, Moncks Corner, South Carolina; and

(j) such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Recourse Indebtedness” means, as of any date of determination, any Indebtedness (whether secured or unsecured) with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to Non-Recourse Exclusions. Recourse Indebtedness shall not include Non-Recourse Indebtedness.

“Reference Period” means any period of twelve (12) consecutive months of the Borrower and its Subsidiaries ending with the fiscal quarter then most recently ended.

“Register” has the meaning specified therefor in Section 11.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 11.07(f).

“Registration Rights Agreement” means the registration rights agreement dated as of the Effective Date and delivered pursuant to Section 5.01(n), as amended, replaced or otherwise modified pursuant to the terms thereof.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Section 856(b), Section 856(c), and Section 857(a) of the Code, and Treasury Regulations promulgated thereunder, and qualifying as a real estate investment trust, as defined in Section 856(a) of the Code.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, consultants, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means any action (a) to correct or address any actual, alleged or threatened non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, investigate, prevent, minimize or in any other way address any environmental condition or the presence, Release or threatened Release of any Hazardous Material (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Rent Roll” means a report prepared by the Borrower showing for each Real Estate property owned by a Loan Party or a Material Subsidiary, its occupancy, tenants, lease expiration dates, lease rent and other information in form reasonably satisfactory to the Agents.

“Rents” shall have the meaning set forth in Article 1 of each Mortgage.

“Replacement Lender” has the meaning specified therefor in Section 11.02(c).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) aggregate at least 50.1%.

“Required Prepayment Date” has the meaning specified therefor in Section 2.05(f).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, together with any payment or distribution pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any of its Subsidiaries or any direct or indirect parent of any Loan Party or any of its Subsidiaries,, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Borrower or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions that broadly prohibit dealings with that country or territory (which, as of the Effective Date, include Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, and any other Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or other relevant sanctions authority, (b) a Person that resides in, is organized in or located in, or has a place of business in, a country or territory named on any list referred to in clause (a) of this definition or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through any such jurisdiction (each of the foregoing in this clause (b), a “Sanction Target”), or a Person that owns 50% or more of the Equity Interests of, or is otherwise controlled by, or is acting on behalf of, one or more Sanction Targets, (c) any Person with whom or with which a U.S. Person is prohibited from dealing under any of the Sanctions, or (d) any Person owned or controlled by any Person or Persons described in clause (a) or (b).

“Sanctions” means Requirements of Law concerning or relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 11.07(l).

“Security Agreement” means each Pledge and Security Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Stabilized Property” means any Property that is (a) 85% leased or (b) has been a completed construction property for more than twelve (12) months.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Administrative Agent and which has been expressly subordinated in right of payment to all Obligations of such Loan Party under the Loan Documents (a) by the execution and delivery of a Debt Subordination Agreement or (b) otherwise on terms and conditions reasonably satisfactory to the Collateral Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

“Taking” means the taking or appropriation (including by deed in lieu of condemnation) of any Real Estate, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the amounts of the Lenders’ Commitments.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Internal Revenue Code.

“Unconsolidated Affiliate” means, in respect of any Person, (a) any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person; provided, that, Unconsolidated Affiliates shall not include Persons with Investments in the Borrower or the Operating Partner.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.05(f).

“Warrant” means the warrant dated as of the Effective Date and delivered pursuant to Section 5.01(n), as amended, replaced or otherwise modified pursuant to the terms thereof.

“Warrant Obligations” means all Obligations of Borrower arising out of, under or in connection with the Warrant.

“Wholly Owned Subsidiary” means, as to the Operating Partner, any Subsidiary of the Operating Partner that is directly or indirectly owned 100% by the Operating Partner.

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one (1) full day.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II
THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make the Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Commitment.

(b) Notwithstanding the foregoing, the aggregate principal amount of the Loan made on the Effective Date shall not exceed the Total Commitment. The Total Commitment and each Lender’s Commitment shall be permanently terminated immediately and without further action upon the funding of the Loan on the Effective Date. Any principal amount of the Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loan. (a) The Borrower shall give the Administrative Agent notice (in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is one (1) Business Day prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) The Loan shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’ obligations to make the Loan, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding unpaid principal amount of the Loan, and all accrued and unpaid interest thereon, and all other amounts (including any Applicable Premium), shall be due and payable on the earliest of (i) the Final Maturity Date and (ii) the date on which the Loan is declared due and payable pursuant to the terms of this Agreement.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant Section 11.07(f) or Section 2.03(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 11.07(f) and the accounts maintained pursuant to Section 2.03(b), the accounts maintained pursuant to Section 11.07(f) shall govern and control.

(d) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns), in the form annexed hereto as Exhibit E. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Loan. Subject to the terms of this Agreement, the Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Effective Date until repaid, at a rate per annum equal to 13.50% (the “Interest Rate”).

(b) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders (except no election shall be required upon an Event of Default under clauses (a), (f) or (g) of Section 8.01) the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c) Interest Payment. Interest on the Loan shall be payable (i) quarterly, in arrears, on the fifteenth (15th) day of each January, April, July and October of each Fiscal Year, or if such date us not a Business Day, then on the immediately succeeding Business Day and (ii) at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand.

(d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Prepayment of Loans.

(a) Optional Prepayment. The Borrower may, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent is willing to accommodate), terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, plus the Applicable Premium payable in connection with such termination of this Agreement. If the Borrower has sent a notice of termination pursuant to this Section 2.05(a), then the Borrower shall be obligated to repay the Obligations, in full, plus the Applicable Premium payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(b) Mandatory Prepayment.

(i) [Reserved].

(ii) [Reserved].

(iii) Within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts relating to any Collateral Property, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(c) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith; provided, that such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within five (5) days after such Extraordinary Receipt stating that such Net Cash Proceeds shall be used to replace, repair, restore or improve such Collateral Property within a period specified in such certificate not to exceed one hundred eighty (180) days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) such Net Cash Proceeds are used to replace, repair, restore or improve such Collateral Property prior to the period specified in the certificate furnished pursuant to clause (B) above. Notwithstanding the foregoing, upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above and (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance herewith.

(c) Application of Payments. Each prepayment pursuant to subsection (b) above shall be applied to the Loan, until paid in full. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(b) shall be applied in the manner set forth in Section 4.03(b).

(d) Interest and Fees. Any payment, repayment prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment and (ii) the Applicable Premium payable in connection with such payment, repayment or prepayment of the Loans (if applicable).

(e) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(f) Waivable Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, in the event that the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Loans pursuant to Section 2.05(c), not less than one (1) Business Day prior to the date on which the Borrower is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.05(c)) and (ii) to the extent of any excess, to the Borrower for working capital and general corporate purposes.

Section 2.06 Fees.

(a) Applicable Premium.

(i) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii) Any Applicable Premium payable in accordance with this Section 2.06(a) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans; and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(a) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(b) Closing Discount Letter. As and when due and payable under the terms of the Closing Discount Letter, the Borrower shall pay the fees set forth in the Closing Discount Letter.

Section 2.07 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.07) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on or asserted on or attributable to any amounts payable under this Section 2.07) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.07(d)(ii)(A), Section 2.07(B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.07(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.07(d)-2 or Exhibit 2.07(d)-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.07(d)-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(i) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.07 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) The obligations of the Loan Parties under this Section 2.07 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.08 Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party, or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.08 shall bear interest from the date that is ten (10) days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.08, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.08, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Secured Party to demand compensation pursuant to the foregoing provisions of this Section 2.08 shall not constitute a waiver of such Secured Party’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Secured Party pursuant to the foregoing provisions of this Section 2.08 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Secured Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, and any assignment of rights by, or the replacement of, a Lender.

Article III
[INTENTIONALLY OMITTED]

Article IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS

Section 4.01 Payments; Computations and Statements. The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than the Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (viii) fifth, ratably to pay interest then due and payable in respect of the Loan until paid in full; (ix) sixth, ratably to pay principal of the Loan until paid in full; (x) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (xi) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest otherwise provided for under the Loan Documents (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.02.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Article V
CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness and Loan. The effectiveness of this Agreement, and the obligation of any Agent or Lender to make any Loan, shall be subject to the satisfaction of each of the following conditions precedent in a manner satisfactory to the Agents (the date of such satisfaction, which shall be a Business Day, the “Effective Date”):

(a) Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) this Agreement;

(ii) a Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(iv) a Perfection Certificate;

(v) the Closing Discount Letter;

(vi) Notes made in favor of the Lenders;

(vii) each Control Agreement for each deposit account held by any Guarantor and that certain designated deposit account held by the Operating Partner (in each case, other than Excluded Accounts);

(viii) each Mortgage for each Collateral Property and each of the other Real Property Deliverables (other than clauses (c), (g), (h) and (i) of such defined term) related to such Collateral Property;

(ix) a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, (1) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction and (2) the inclusion of provisions in the applicable Governing Documents permitting the Liens and other rights of the Secured Parties), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowing hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(x) a certificate of the chief financial officer of the Borrower, certifying as to the solvency of the Loan Parties (after giving effect to the Loans made on the Effective Date);

(xi) an opinion of (A) Cadwalader Wickersham & Taft LLP, counsel to the Loan Parties, (B) Graybill, Lansche & Vinzani, LLC, Georgia and South Carolina counsel to the Loan Parties, and (C) Saul Ewing Arnstein & Lehr LLP, Maryland, Virginia and Delaware counsel to the Loan Parties;

(xii) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request; and

(xiii) evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a satisfaction of mortgage for each mortgage filed by the Existing Lender on each Collateral Property, (C) if applicable, a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, (D) UCC 3 termination statements for all UCC-1 financing statements filed by the Existing Lenders, and (E) evidence of such other terminations and releases of security in connection with the Existing Credit Facility as the Agents may request.

(xiv) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(f) Material Adverse Effect. The Administrative Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2019 which would reasonably be expected to have a Material Adverse Effect.

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to each Agent and its counsel, and each Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as each Agent or such counsel may reasonably request.

(i) No Litigation. No litigation or other proceeding that is reasonably likely to impair or prevent the consummation of the Effective Date and the making of the Loans on the Effective Date shall be pending.

(j) Management Reference Checks. The Agents shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(k) [Reserved].

(l) KYC. The Agents and the Lenders shall have each received a W-9 and all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in form and substance reasonably satisfactory to the Agents and the Lenders.

(m) [Reserved].

(n) Warrants; Registration Rights Agreement. The Borrower shall have executed, issued and delivered the Warrant and the Registration Rights Agreement to the initial Lender.

Section 5.02 Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, the Agents and the Lenders have agreed to execute this Agreement and to make the Loan on the Effective Date notwithstanding the failure by the Loan Parties to satisfy the condition set forth below on or before the Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth in this Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 5.01, the Loan Parties shall satisfy the condition subsequent set forth in Section 5.02(a) below on or before January 15, 2021 and the condition subsequent set forth in Section 5.02(b) below on or before February 15, 2021 (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed such condition subsequent on or before the applicable deadline shall constitute an Event of Default and (ii) to the extent that the existence of such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.02):

(a) Insurance. The Collateral Agent shall have received the Lenders’ loss payable and additional insured endorsements with respect to each insurance policy of the Loan Parties as the Collateral Agent may reasonably request, and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request.

(b) Other Real Estate Deliverables. The Collateral Agent shall have received each other Real Estate Deliverable not previously provided, including (i) a current Phase I ESA (and if reasonably requested by the Collateral Agent based upon the results of such Phase I, a Phase II Environmental Site Assessment), by an independent firm reasonably satisfactory to the Collateral Agent, and (ii) the deliverables set out in clauses (c), (g), (h) and (i) of the definition of Real Property Deliverables.

Article VI
REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc. Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law, or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal would not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date, and customary 8-K filings made with the SEC.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization; Subsidiaries. The authorized Equity Interests of the Borrower and each of its Subsidiaries and the issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries are as set forth on Schedule 6.01(e). Schedule 6.01(e) sets forth, as of the Effective Date, all of the Guarantors, the form and jurisdiction of organization of each of their Subsidiaries, and the owners of the direct ownership interests therein. No Person owns any legal, equitable or beneficial interest in any of the Guarantors except as set forth on such Schedules. As of the Effective Date, the Borrower owns 98.40% of the Equity Interests in the Operating Partner. All of the issued and outstanding shares of Equity Interests of the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of the Borrower are owned by the Borrower or the Operating Partner, as applicable, free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Borrower or any of its Subsidiaries.

(f) Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The financial statements for the Fiscal Year ending on December 31, 2019, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Borrower and its Subsidiaries are set forth in the financial statements. Since December 31, 2019, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to each Agent and each Lender (A) projected annual balance sheets and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2020 through 2023 and (B) projected monthly income statements of the Borrower and its Subsidiaries for the Fiscal Years ending in 2020 through 2023; in each case, such projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(ii).

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, or (iii) any term of any Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, except where the failure to so comply with any material obligation would not reasonably be expected to have a Material Adverse Effect, and no default or event of default has occurred and is continuing thereunder.

(i) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Employee Plan is in compliance with all Requirements of Law, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, (ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Pension Plan, including any required Schedule SB (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Pension Plan, and since the date of such report, there has been no change in such funding status, (iv) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code, (v) no Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid, (vi) there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan and (vii) except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or has any obligation to provide any such benefits for any current employee after such employee’s termination of employment.

(j) Taxes, Etc. (i) All Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party and their Subsidiaries have been timely filed and (ii) all Taxes imposed upon any Loan Party and their Subsidiaries or any property of any Loan Party or any Subsidiary which have become due and payable on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the financial statements in accordance with GAAP. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Real Estate to Borrower have been paid in full. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid at or prior to the filing or recordation of the Mortgage or any other Loan Document.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business.

(i) No Loan Party or any Subsidiary is engaged in any business other than as set forth on Schedule 6.01(l).

(ii) Except as set forth in Schedule 6.01(l), the Borrower does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than the Equity Interests of its Subsidiaries), or engage in any operations or business (other than the ownership of its Subsidiaries).

(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future would reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party and each of its Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Collateral Property currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. Each Loan Party and each of its Subsidiaries has good and marketable title to all property and assets material to its business (including the Collateral Property), free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted. The Real Estate (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Real Estate. All public utilities necessary or convenient to the full use and enjoyment of the Real Estate are located either in the public right-of-way abutting the Real Estate (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Real Estate and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Real Estate for its current purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities. The Real Estate is comprised of one or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Real Estate. There are no taxes, pending or proposed special or other governmental assessments for public improvements, PACE Liens or other outstanding governmental charges (including, without limitation, water and sewage charges) otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(p) Employee and Labor Matters. (i) Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law in all material respects pertaining to employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, (ii) no Loan Party is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party, (iii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (iv) there has been no strike, work stoppage, slowdown, lockout, or other labor dispute pending or threatened against any Loan Party or any Subsidiary, and (v) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q) Environmental Compliance. Except as set forth on Schedule 6.01(q),

(i) None of the Real Estate (including the Collateral Properties), nor to the Borrower’s knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

(ii) None of the Loan Parties has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Loan Party conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances, which would reasonably be expected to have a Material Adverse Effect.

(iii) (A) No portion of the Real Estate (including the Collateral Properties) is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (B) in the course of any business activities conducted by the Loan Parties or the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on such Real Estate except in the ordinary course of any such Loan Party’s or its tenants’ and operators’ business and in compliance with applicable Environmental Laws; (C) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of the Loan Parties’, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from such Real Estate, which Release could reasonably be expected to have a Material Adverse Effect; (D) there have been no Releases on, upon, from or into any real property in the vicinity of any of such Real Estate which, through soil or groundwater contamination, have come to be located on any Real estate, and which would be reasonably anticipated to have a Material Adverse Effect; and (E) any Hazardous Substances that have been generated on any of such Real Estate have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(iv) Except for such matters that shall be complied with as of the Effective Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of the Loan Parties, nor the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

(v) There are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Real Estate except where such existence would not reasonably be expected to have a Material Adverse Effect.

(vi) The Loan Parties have not received any written notice from any party that any use, operation, or condition of any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Loan Party have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

(r) Insurance. Each Loan Party maintains all insurance required by Section 7.01(g). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each Loan Party on the Effective Date.

(s) Use of Proceeds. The proceeds of the Loan made on the Effective Date shall be used in accordance with Section 7.01(s).

(t) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect. None of the Collateral Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect.

(v) Material Contracts. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party and each Material Subsidiary thereof, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party and each Subsidiary thereof that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or any Subsidiary thereof or, to the best knowledge of any Loan Party, any other party thereto.

(w) Investment Company Act. The Loan Parties are not required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof, any of their respective directors, officers, or employees, shareholders or owners, nor, to the knowledge of any Loan Party, any of their respective agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any applicable Sanctions, (ii) has assets located in a Sanctioned Country, (iii) conducts any business with or for the benefit of any Sanctioned Person, (iv) directly or to its knowledge indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) is a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, or (vi) is a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by each Loan Party and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Anti-Corruption Laws and Anti-Money Laundering Law. Each Loan Party and each Subsidiary is in compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. Each Loan Party and each Affiliate, officer, employee or director acting on behalf of any Loan Party is (and is taking no action that would result in any such Person not being) in compliance with all applicable Sanctions.

(y) Anti-Bribery and Corruption.

(i) Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has offered, promised, paid, given or authorized the payment or giving of any money or other thing of value, directly or indirectly, to or for the benefit of any Person, including without limitation, any employee, official or other Person acting on behalf of any Governmental Authority, or otherwise engaged in any activity that may violate any Anti-Corruption Law.

(ii) Neither any Loan Party nor, to the best knowledge of any Loan Party, any director, officer, employee, or any other Person acting on behalf of any Loan Party, has engaged in any activity that would breach any Anti-Corruption Laws.

(iii) To the best of each Loan Party’s knowledge and belief, there is no pending or, to the best knowledge of any Loan Party, threatened action, suit, proceeding or investigation before any court or other Governmental Authority against any Loan Party or any of its directors, officers, employees or other Person acting on its behalf that relates to a potential violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(iv) The Loan Parties will not directly or indirectly use, lend or contribute the proceeds of the Loans for any purpose that would breach the Anti-Bribery and Corruption Laws.

(z) Absence of UCC Financing Statements. Except with respect to Permitted Liens, there is no financing statement (but excluding any financing statements that may be filed against any Loan Party without the consent or agreement of such Loan Party), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral or other assets of the Loan Parties.

(aa) Setoff. The Collateral and the rights of the Agents and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Loan Parties or any of their Affiliates or, to the best knowledge of the Loan Parties, any other Person other than Permitted Liens described in Schedule 7.02(a).

(bb) Trade Name; Place of Business. No Loan Party uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower is 2529 Virginia Beach Boulevard, Virginia Beach, VA 23452.

(cc) Full Disclosure.

(i) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii) The Projections have been diligently prepared on a basis consistent with the financial statements delivered to the Lenders and the Agent on or prior to the Effective Date, and are based on good faith estimates and assumptions believed by management of the Borrower to be reasonable as of the date of the Projections and as of the Effective Date, and there are no statements or conclusions in any of the Projections that are based upon or include information known to any Loan Party or any of its Subsidiaries to be misleading in any material respect or which fail on the Effective Date to take into account material information regarding the matters reported therein. On the Effective Date, the Borrower believes that the Projections are reasonable, it being recognized by the Lenders and the Agents, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by Projections may differ from the projected results and such differences may be material.

(dd) Leases. The Loan Parties have delivered to the Agents true and complete copies of the Leases and any amendments thereto relating to each Real Estate property owned by the Loan Parties or Material Subsidiaries. An accurate and complete Rent Roll of each such property has been provided to the Agents. The Leases delivered to the Agents as described in the preceding sentence constitute the sole material agreements relating to leasing or licensing of space at such property and in the Buildings relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.01(dd), the Leases reflected therein are in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.01(dd), no Loan Party or Material Subsidiary has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Loan Parties, there is no basis for any such claim or notice of default by any tenant. No Loan Party knows of any condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the terms under a Lease or of the respective Loan Party or Material Subsidiary as landlord under the Lease. No security deposit or advance rental or fee payment (more than one (1) month in advance) has been made by any lessee or licensor under the Leases except as may be specifically designated in the copies of the Leases furnished to the Agents or as otherwise disclosed to Agent in writing. No other property is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease. Other than as disclosed to the Agents in writing prior to the date hereof and with respect to the fee mortgage on Ground Leased Property located at 100 Main Street, Moncks Corner, South Carolina, there are no prior assignments of (i) the Leases or (ii) any portion of the Rents due and payable or to become due and payable which are presently outstanding.

(ee) Property. Except as set forth in Schedule 6.01(ee), all of the Real Estate properties owned by the Loan Parties or Material Subsidiaries, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space. Each of the Real Estate properties owned by the Loan Parties or Material Subsidiaries, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of each Real Estate property owned by the Loan Parties or Material Subsidiaries are installed to the property lines of such property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law. There are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the properties which are payable by any Loan Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement) or Material Subsidiary. Except as otherwise disclosed to the Agents in writing, there are no pending, or to the knowledge of Loan Parties threatened or contemplated, eminent domain proceedings against any of the properties. Except as otherwise disclosed to the Agents in writing, none of the Real Estate properties owned by the Loan Parties or Material Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty. Except as otherwise disclosed to the Agents in writing, none of the Loan Parties has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Real Estate properties owned by the Loan Parties or Material Subsidiaries or canceling or threatening to cancel any policy of insurance, and each of the properties complies with the material requirements of all of the Loan Parties' and Material Subsidiaries' insurance carriers. Except as otherwise disclosed to the Agents, the Loan Parties and Material Subsidiaries have no Management Agreements for any of the Real Estate properties owned by the Loan Parties or Material Subsidiaries. To the best knowledge of the Loan Parties, there are no materials claims or any bases for material claims in respect of any Real Estate property owned by the Loan Parties or Material Subsidiaries or its operation by any party to any service agreement or Management Agreement. No person or entity has any right or option to acquire any Collateral Property or any Building thereon or any portion thereof or interest therein.

(ff) REIT Status. The Borrower has elected status as a REIT under Section 856 of the Internal Revenue Code and currently is in compliance with all provisions of the Internal Revenue Code, and Treasury Regulations promulgated thereunder, applicable to the qualification of the Borrower as a REIT.

(gg) Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Real Estate or for the relocation of roadways providing access to any Real Estate.

(hh) No Unencumbered Real Estate. Except as set forth in Schedule 6.01(hh), no Real Estate owned by the Loan Parties and their Subsidiaries is subject to Liens securing Indebtedness other than the Obligations.

(ii) Ground Leases.

(i) (1) The Ground Leases are in full force and effect and have not been modified or amended in any manner whatsoever, (2) there are no events of default under the Ground Leases by Ground Lessee or Ground Lessor, and no event has occurred which but for the passage of time, or notice, or both would constitute an event of default under the Ground Leases, (3) all rents, additional rents and other sums due and payable under the Ground Leases have been paid in full, (4) neither Ground Lessee nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Leases, (5) the Ground Lessor, as debtor in possession or by a trustee for the Ground Lessor, has not given any notice of, and Ground Lessee has not consented to, any attempt to transfer its interest free and clear of the Ground Leases under section 363(f) of the Bankruptcy Code, (6) the Ground Lessor is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the Fee Estate is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding, and (7) the Ground Leases or a memorandum thereof has been duly recorded, and the Ground Leases permit the interest of the lessee thereunder to be encumbered.

(ii) Other than as disclosed to the Agents in writing prior to the date hereof with respect to the fee mortgage on Ground Leased Property located at 100 Main Street, Moncks Corner, South Carolina, Ground Lessee's interest in the Ground Leases are not subject to any Lien superior to, or of equal priority with, the Mortgage on the related Real Estate.

Article VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations and Warrant Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall:

(a) Reporting and Notice Requirements. Furnish to each Agent and each Lender:

(i) (A) as soon as available and in any event within forty five (45) days after the end of the first three fiscal quarters of the Borrower and its Subsidiaries in each Fiscal Year, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments and (B) within forty five (45) days after the end of each fiscal quarter, (1) an operating statement for each of such properties for each such calendar month and year to date and a consolidated operating statement for such properties for each such calendar month and year to date (such statements and reports to be in form reasonably satisfactory to Agents) and (2) a statement listing the Real Estate owned by the Loan Parties and their Subsidiaries (or in which the Loan Parties or their Subsidiaries owns an interest) and stating the location thereof and the date acquire (or confirmation that there have been no changes to the information contained in the statement last delivered pursuant to this clause);

(ii) as soon as available, and in any event within (A) one hundred twenty (120) days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP and substantially in the form delivered prior to the Effective Date;

(iii) (A) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a) and (B) within seventy five (75) days after the end of the fourth fiscal quarter, a certificate of an Authorized Officer of the Borrower in substantially similar form as that annexed hereto as Exhibit D (a "Compliance Certificate"):

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of a Default or an Event of Default or, if a Default or an Event of Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries proposes to take or have taken with respect thereto,

(B)  (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year, and

(C) in the case of the delivery of the financial statements of the Borrower and its Subsidiaries required by clause (ii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and evidence that such insurance coverage meets the requirements set forth in Section 7.01, each Security Agreement and each Mortgage, together with such other related documents and information as the Administrative Agent may reasonably require and (2) confirmation that there have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iii) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(iv) simultaneously with the delivery of the financial statements required by clauses (i) and (ii) of this Section 7.01(a):

(A) the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Loan Parties which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit, but excluding any customary carve-out guaranties and environmental indemnities); and

(B) if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements that is permitted by Section 7.02(p), the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to clauses (i) and (ii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents.

(v) [Reserved]:

(vi) as soon as possible and in any event within ten (10) days after the end of each calendar month, a Rent Roll for each of the Real Estate properties and a summary thereof as of the end of such month;

(vii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(viii) as soon as possible, and in any event within three (3) days after the occurrence of a Default or an Event of Default, the written statement of an Authorized Officer of the Borrower setting forth the details of such Default or Event of Default and the action which the affected Loan Party proposes to take with respect thereto;

(ix) as soon as possible and in any event at least ten (10) days prior to any event or development that could reasonably be expected to result in or constitute an ERISA Event that could reasonably be expected to have a Material Adverse Effect, and, to the extent not reasonably expected, within five (5) days after the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, notice of such ERISA Event (in reasonable detail);

(x) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Major Lease;

(xi) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material agreements or notices that any Loan Party or any Subsidiary thereof executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or substantially all of the assets of, any Loan Party or any Subsidiary thereof;

(xii) copies of all reports or other information delivered to the Borrower's Board of Directors in accordance with Section 7.01(r);

(xiii) promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness;

(xiv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xv) promptly upon request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrower's compliance with Section 7.02(q);

(xvi) as soon as possible and in any event within five (5) days after becoming aware of any claim, litigation, action, suit or proceedings affecting any Loan Party or any Subsidiary or any of their assets or properties that could either cause an Event of Default or would reasonably be expected to have a Material Adverse Effect and stating the nature and status of such claim, litigation, action, suit or proceedings;

(xvii) evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Collateral Properties;

(xviii) as soon as possible and in any event within five (5) days after becoming aware of any material setoff, claims (including, with respect to the Collateral Property, Environmental Claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agents or the Lenders with respect to the Collateral, are subject, which would have a Material Adverse Effect; and

(xix) from time to time such other information concerning the condition or operations, financial or otherwise, of any Loan Party or its Subsidiaries (including, without limitation, auditors’ management letters, status of litigation or investigations against the Loan Parties and any settlement discussions relating thereto (unless the Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), third-party property inspection and environmental reports with respect to the Collateral Properties and information as to zoning and other legal and regulatory changes affecting the Collateral Properties) as the Agents may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a)(i), (ii) or (xiii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: https://ir.whlr.us/; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing).

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (including, without limitation, state, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Mortgage and/or upon the execution and delivery of the Note), except (i) unpaid Taxes in an aggregate amount at any one time not in excess of $250,000, and (ii) Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(c) Preservation of Existence, Etc. (i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and (ii) become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(d) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(e) Inspection Rights; Lender Meetings.

(i) Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent, prior to the occurrence of an Event of Default, once per calendar year per each applicable property, and upon the occurrence and continuation of an Event of Default, at any time and from time to time, during normal business hours, all at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accounts of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(e).

(ii) No less than once during each fiscal quarter, upon the request of the Administrative Agent or the Required Lenders, upon reasonable prior notice, participate in a meeting with Administrative Agent and the Lenders at a mutually agreeable location and time or, at the option of Administrative Agent, by conference calls with all Lenders who choose to attend such meeting to discuss the financial performance of the Loan Parties.

(f) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(g) Maintenance of Insurance.

(i) Maintain, and cause each of its Subsidiaries to be covered by, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker's compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (w) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (x) required by any Requirement of Law, (y) required by any Material Contract, and (z) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. Without limiting the foregoing, the following types of insurance shall cover each Collateral Property:

(A) “All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Collateral Agent), and comprehensive boiler and machinery (if applicable) or “breakdown” coverages on each Building that forms part of the Collateral Property in an amount not less than the full insurable replacement cost of each Building. As approved by the Collateral Agent, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not to exceed $1,000,000 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(B) if not covered by or under the terms or provisions of the policies required in clause (A) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by the Loan Parties’ property insurance, the insurance required in this Section 7.01(g) shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required above in this Section 7.01(g), covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(C) if not insured by the flood insurance required in clause (A), flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(D) rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income of the Loan Parties, including without limitation, rental income for the Collateral Property for a twelve (12)-month period, including a provision for an extended period of indemnity of not less than one year;

(E) commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, a combined single limit of not less than $1,000,000 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000 for personal injury and advertising injury;

(F) umbrella liability insurance with limits of not less than $10,000,000 to be in excess of the limits of the insurance required by clause (E) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and

(G) such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Properties.

(ii) The insurance policies with respect to all Collateral Property provided for in clauses (E), (F) and (G) above, shall contain standard mortgagee clauses or endorsements to the effect that (A) no act or omission of the Loan Parties or anyone acting for the Loan Parties (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Collateral Agent is concerned, (B) such policies shall not be canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Collateral Agent, (C) that the Collateral Agent or the Lenders shall have the right but not any obligation to pay any premiums thereon or any assessments thereunder, and to file claims under all policies, (D) the insurer waives any right of subrogation, and (E) such insurance is primary and without right of contribution from any other insurance which may be available.

(iii) In the event of any loss or damage to the Collateral Property, the Borrower shall give immediate written notice to the insurance carrier and the Collateral Agent.

(iv) All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days' (ten (10) days' in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders and any Loan Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(h) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(i) Environmental.

(i) Keep the Real Estate free of any Environmental Lien;

(ii) Obtain, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are necessary or useful in the proper conduct of its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve or comply could not reasonably be expected to result in a material Environmental Claim or Environmental Liability;

(iii) Take all commercially reasonable steps to prevent any Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in material Environmental Liabilities;

(iv) Provide the Collateral Agent with written notice within ten (10) days of any of the following: (A) discovery of any Release of a Hazardous Material or environmental condition at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party, Subsidiary or predecessor in interest or any violation of Environmental Law or Environmental Permit that in any case could reasonably be expected to result in any material Environmental Claim or Environmental Liability; (B) notice that an Environmental Lien has been filed against any Collateral; or (C) a material Environmental Claim or Environmental Liabilities; and provide such reports, documents and information as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing.

In addition to the foregoing, at any time after an Event of Default shall have occurred hereunder, the Collateral Agent may at its election (and will at the request of the Required Lenders) obtain, and the Loan Parties shall assist in the Collateral Agent obtaining, such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at any such Collateral Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Collateral Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Collateral Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Collateral Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws, or that any of the Collateral Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Collateral Agent obtain and deliver to the Collateral Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws. Environmental assessments may include detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All reasonable expenses of environmental assessments contemplated hereby shall be at the sole cost and expense of the Borrower.

(j) [Reserved].

(k) Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Comply, and cause each of its Subsidiaries to comply, with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(iii) Ensure that neither any Loan Party, any Subsidiary nor, to the best knowledge of any Loan Party, any director, officer, employee or any Person acting on behalf of any Loan Party or any Subsidiary will engage in any activity that would breach any Anti-Corruption Law.

(iv) Promptly notify the Administrative Agent of any action, suit or investigations by any court or Governmental Authority in relation to an alleged breach of the Anti-Corruption Law.

(v) Not directly or to its knowledge indirectly use, lend or contribute the proceeds of any Loan for any purpose that would breach any Anti-Corruption Law.

(vi) Cause each Loan Party and Affiliate, officer, employee or director, acting on behalf of such Loan Party to be (and will take no action which would result in any such Person not being) in compliance with all applicable Sanctions and all applicable provisions of the USA PATRIOT Act.

(vii) Ensure that none of the activities or business of any Loan Party includes any kind of activities or business of or with any Person or in any country or territory that is subject to any Sanctions.

(viii) In order to comply with the "know your customer/borrower" requirements of the Anti-Money Laundering Laws, promptly provide to the Administrative Agent upon its reasonable request from time to time (A) information relating to individuals and entities affiliated with any Loan Party that maintain a business relationship with the Administrative Agent, and (B) such identifying information and documentation as may be available for such Loan Party in order to enable the Administrative Agent or any Lender to comply with applicable Anti-Money Laundering Laws.

(l) [Reserved].

(m) Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral of any Loan Party, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents, in the case of each of the foregoing in this clause (i) in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(n) Management. Not enter into any Management Agreement for any Real Estate, other than with the Property Manager, without the prior written consent of the Agents. Not enter into any new Management Agreement with the Property Manager, without the prior written consent of the Agents, unless on terms substantially similar to the then-existing Management Agreements involving such Property Manager for any Real Estate. No Management Agreement shall be modified in any material respect or terminated without the Agents' prior written approval. The Agents may condition any approval of a new Property Manager and new Management Agreement on the execution and delivery to the Agents of a collateral assignment of such Management Agreement to the Collateral Agent and a subordination of the manager’s rights thereunder to the rights of the Collateral Agent and the Lenders under the Loan Documents pursuant to a Management Subordination Agreement. All existing Management Agreements are described on Schedule 7.01(n) hereto, which Schedule shall be updated from time to time with any new Management Agreements.

(o) Leases of the Property.

(i) Give notice to the Collateral Agent of any proposed new Major Lease at any Real Estate (including any Collateral Property) and shall provide to the Agents a copy of such proposed Lease and any and all material agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agents may reasonably request.

(ii) Not lease all or any portion of Real Estate (including the Collateral Property) pursuant to a Major Lease or amend, supplement or otherwise modify any material economic term of any Major Lease, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any material monetary concessions to or waive the performance of any material monetary obligations of any tenant, lessee or licensee under, any now existing or future Major Lease without, (x) with respect to any Collateral Property, the prior written consent of the Collateral Agent, and (y) with respect to any Real Estate that is not Collateral Property, providing written notice to the Collateral Agent no less than five (5) Business Days prior to the consummation of any such transaction.

(iii) Use commercially reasonable best efforts to cause each Major Tenant of a Collateral Property to enter into a subordination and non-disturbance agreement in form and substance reasonably acceptable to the Collateral Agent and such Major Tenant with respect to each Major Lease, and Agent agrees, upon request, to enter into such agreement.

(p) Real Estate. Without limiting the further covenants contained in the Security Documents, at all times, cause the Loan Parties to, or cause the applicable tenant to:

(i) pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Real Estate (including any Collateral Property), now or hereafter levied or assessed or imposed against any Real Estate (including any Collateral Property) or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing would reasonably be expected to have a Material Adverse Effect);

(ii) promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Real Estate (including any Collateral Property) (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing would reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any Real Estate (including any Collateral Property) or any part thereof any other or additional Lien or security interest other than Liens permitted hereunder; and

(iii) operate the Real Estate (including the Collateral Properties) in a good and workmanlike manner and in all material respects in accordance with all legal requirements in accordance with the Borrower’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(q) REIT and Public Company Covenants.

(i) Cause the Borrower at all times to comply with all applicable provisions of the Internal Revenue Code, and Treasury Regulations promulgated thereunder, necessary to allow the Borrower to qualify currently for status as a REIT and to continue to qualify for status as a REIT; provided, that if the Borrower reasonably determines that it no longer desires to qualify for status as a REIT, the Borrower shall notify the Lenders, and if (x) the Lenders have determined that the Borrower ceasing to qualify for such status will not result in any adverse effect on the Lenders' interests (including, if necessary, after consulting with tax counsel), (y) no Default or Event of Default exists or would result therefrom, and (z) this Agreement is amended to reflect any necessary or desirable changes in connection with the change in the Borrower’s REIT status, the Lenders shall permit the Borrower to cease to qualify for status as a REIT.

(ii) Cause the common stock of the Borrower at all times to be listed for trading and be traded on the NASDAQ or another national exchange approved by the Administrative Agent, unless otherwise consented to in writing by the Required Lenders.

(r) Board Materials. Deliver to the Administrative Agent (A) copies of any agenda and other written materials provided to the Board of Directors (or any committee thereof) of the Borrower prior to any meeting of the Board of Directors (or such committee thereof), at the time or promptly (but no later than two (2) Business Days) after such materials are furnished to the members of the Board of Directors (or such committee thereof), (B) copies of all minutes of meetings of the Board of Directors (or any committee thereof) of the Borrower at the time or promptly (but no later than two (2) Business Days) after such minutes are furnished to the members of the Board of Directors (or such committee thereof), (C) copies of all material written consents duly passed by the Board of Directors (or any committee thereof) of the Borrower, and (D) promptly (but no later than two (2) Business Days) upon presentation of any regular periodic materials to the Board of Directors (or any committee thereof) of the Borrower reporting on the current, past or future financial performance and business and operations of the Borrower or any of its Subsidiaries (which shall include, among other things, development updates with respect to material Investments, Real Estate (including the Collateral Properties), and updates with respect to material events relating to other Material Contracts), copies of all such materials; provided, that any such materials may be redacted by the Borrower to preserve attorney-client privilege; provided, further that such redactions are restricted so as to be only as extensive as is reasonably necessary in order to exclude such information.

(s) Use of Proceeds. The proceeds of the Loan shall be used to (a) refinance the Existing Credit Facility, (b) redeem certain shares of its 8.75% Series D Cumulative Convertible Preferred Stock, and (c) pay fees and expenses in connection with this Agreement and the transactions contemplated hereby. In connection with clause (b), the tender offer to redeem certain shares of the Borrower’s 8.75% Series D Cumulative Convertible Preferred Stock (the “Tender Offer”) shall be launched by the filing of a Schedule TO on or before January 31, 2021, shall be diligently pursued by the Borrower in good faith after such launch, and shall be completed on or before March 31, 2021. The Borrower shall offer to purchase the Borrower’s 8.75% Series D Cumulative Convertible Preferred Stock in the Tender Offer at a price no higher than 120% of the average daily closing price of such shares during the fifteen (15) day period prior to the launch date of such Tender Offer. The Tender Offer shall be subject to redemption of such shares held by at least one holder that is not an insider or other Affiliate of the Borrower, and on other terms that are reasonably consistent with market terms for similar transactions for similar companies. To the extent any proceeds of the Loan remain unapplied after the Tender Offer, the Borrower shall diligently pursue in good faith subsequent tender offers (or other redemptions) to apply such remaining proceeds to redeem the Borrower’s 8.75% Series D Cumulative Convertible Preferred Stock on terms consistent with the two immediately preceding sentences and otherwise in consultation with the Agents. Prior to the use of the applicable proceeds of the Loan to redeem the Borrower's 8.75% Series D Cumulative Convertible Preferred Stock, such proceeds shall be deposited and remain in an account subject to a Control Agreement.

(t) Ground Lease. Without limitation of the other provisions herein, Ground Lessee makes the following covenants with respect to the Ground Leases:

(i) Ground Lessee shall (1) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Ground Lessee, as tenant under and pursuant to the provisions of the Ground Leases, (2) diligently perform and observe (or cause to be performed and observed) all of the terms, covenants and conditions of the Ground Leases on the part of Ground Lessee, as tenant thereunder, (3) promptly notify Administrative Agent of the giving of any notice by the Ground Lessor under the Ground Lease to Ground Lessee of any event of default (whether or not any applicable notice and cure periods have expired) by Ground Lessee and deliver to Agent a true copy of each such notice within two (2) Business Days of receipt, and (4) promptly notify Administrative Agent of any bankruptcy, reorganization or insolvency of the Ground Lessor under the Ground Leases or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within two (2) Business Days of Ground Lessee's receipt, together with copies of all notices, pleadings, schedules and similar matters received by Ground Lessee in connection with such bankruptcy, reorganization or insolvency within two (2) Business Days after receipt.

(ii) Ground Lessee shall not, without the prior written consent of Administrative Agent, surrender the leasehold estate created by the Ground Leases or sublet (unless on terms acceptable to the Administrative Agent), terminate or cancel the Ground Leases or modify, change, supplement, alter or amend the Ground Leases, and if Ground Lessee shall default in the performance or observance of any term, covenant or condition of the Ground Leases on the part of Ground Lessee and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Leases on the part of Ground Lessee to be performed or observed on behalf of Ground Lessee, to the end that the rights of Ground Lessee in, to and under the Ground Lease shall be kept unimpaired and free from default. If the Ground Lessor under the Ground Leases shall deliver to Administrative Agent a copy of any notice of default under the Ground Leases, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Ground Lessee shall exercise each individual option, if any, to extend or renew the term of the Ground Leases upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Ground Lessee hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and on behalf of Ground Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations and Warrant Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness (including, without limitation, preferred Equity Interests) other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of a "plan of division" under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any Wholly Owned Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another Wholly Owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another Wholly Owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least thirty (30) days' prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, and (E) in the case of a transaction involving a Loan Party, the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the respective assets and Equity Interests of and in such Subsidiary are the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; and

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing, directly or indirectly; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, directly or indirectly, any Investment except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction other than Sale and Leaseback Transactions set forth in Schedule 7.02(f).

(g) Restricted Payments; Equity Issuances.

(i) Make or permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment other than Permitted Restricted Payments.

(ii) Make or permit any of its Subsidiaries to make, directly or indirectly, any Equity Issuance other than Permitted Equity Issuances.

(h) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to, directly or indirectly, be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(i) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Borrower or any of its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(g), (iv) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary; provided, that any such director and officer compensation will be deemed to be reasonable and customary for purposes of this clause (iii) if approved by the Board of Directors of the Borrower in writing or at a meeting of the board recorded in the minutes therefor, and (v) reimbursement of any Affiliate’s out-of-pocket expenses incident to the solicitation of proxies, to the extent approved by the Board of Directors (or a committee thereof) of the Borrower and consistent with its Governing Documents.

(j) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries, or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(j) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(j), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets; or

(G) customary restrictions in contracts that prohibit the assignment of such contract.

(k) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided, that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

(l) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if, after giving effect to such amendment, modification or change, such Indebtedness would not qualify as Permitted Refinancing Indebtedness;

(ii) except for the Obligations, (A) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due) (other than Permitted Restricted Payments contemplated by clause (c) of the definition thereof), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto (except as permitted by clause (j) of the definition of Permitted Indebtedness), or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any of its Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, provided, that no such amendment, modification or change or new agreement or arrangement shall provide for any plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or

(iv) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any Material Subsidiary or the Agents and the Lenders.

(m) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action, or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended.

(n) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, (i) cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, an ERISA Event, or (ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or other Requirements of Law.

(o) Environmental.

(i) Permit (A) the use of any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of such Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (B) to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (C) any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (D) any activity at any of the Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (E) directly or indirectly the transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws) in connection with any Real Estate, except any such use, generation, conduct or other activity described in clauses (A) to (E) of this Section 7.02(o) that could not reasonably be expected to have a Material Adverse Effect.

(ii)  Fail to cause the Loan Parties or their Subsidiaries to: (A) in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances with respect to any Real Estate, take all reasonable action as required by such Laws, (ii) if any Release or disposal of Hazardous Substances which Loan Parties are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate), cause the performance of actions required by applicable Environmental Laws at the Real Estate in material compliance with all applicable Environmental Laws; provided, that each of the Loan Parties shall be deemed to be in compliance with Environmental Laws for the purpose of this clause so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Collateral Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings; provided, further, that the Collateral Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(p) Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the financial statements (other than as may be required to conform to GAAP).

(q) Sanctioned Persons; Anti-Corruption Laws; Anti-Money Laundering Laws.

(i) Conduct, or permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person; or

(ii) use, or permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any applicable Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law.

(r) Real Estate.

(i) Use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Real Estate owned by the Loan Parties or Material Subsidiaries (including any Collateral Properties) by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which could (or could reasonably be expected to) have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with this Agreement commercially unreasonable (including by way of increased premium);

(ii) without the prior written consent of the Agents, except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Real Estate owned by the Loan Parties or Material Subsidiaries or seek any variance under existing zoning ordinances applicable to any Real Estate owned by the Loan Parties or Material Subsidiaries or in any event use or knowingly permit the use of any Real Estate owned by the Loan Parties or Material Subsidiaries in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other legal requirements if such nonconforming use could reasonably be expected to have a Material Adverse Effect;

(iii) without the prior written consent of the Agents, except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Real Estate owned by the Loan Parties or Material Subsidiaries, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner, (ii) execute or file any subdivision plat or condominium declaration affecting any Real Estate owned by the Loan Parties or Material Subsidiaries, or (iii) consent to the annexation of any Real Estate owned by the Loan Parties or Material Subsidiaries to any municipality;

(iv) do or permit any act which could reasonably be expected to materially decrease the value of any Real Estate owned by the Loan Parties as reflected in the most-recent appraisal (including by way of negligent act);

(v) without the prior written consent of all the Lenders, take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Real Estate owned by the Loan Parties or Material Subsidiaries regardless of the depth thereof or the method of mining or extraction thereof;

(vi) without the prior consent of the Lenders, surrender the leasehold estate created by any applicable ground lease (accepted by the Agents and the Lenders) respecting any Real Estate or terminate or cancel any such ground lease or materially modify, change, supplement, alter, or amend any such ground lease, either orally or in writing.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations and Warrant Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not:

(a) Minimum Unrestricted Cash. Permit the Loan Parties to maintain or hold, at any time prior to March 31, 2021, Qualified Cash in an aggregate amount less than $3,000,000, and at any time thereafter, Qualified Cash in an aggregate amount less than $5,000,000.

(b) Minimum Debt Service Coverage Ratio. Permit, as of the end of each fiscal quarter, the Consolidated Debt Service Coverage Ratio to be less than 1.00:1.00.

(c) Maximum Indebtedness to Gross Asset Value Ratio. Permit, as of the end of each fiscal quarter, the Consolidated Indebtedness to Gross Asset Value Ratio to exceed seventy five percent (75%).

(d) Maximum Indebtedness to EBITDA Ratio. Permit, as of the end of each fiscal quarter, the Consolidated Indebtedness to EBITDA Ratio to exceed 11.00:1.00.

Article VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. Each of the following events shall constitute an event of default (each, an "Event of Default"):

(a) any Loan Party shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document (other than any portion thereof constituting principal of the Loans) or (ii) all or any portion of the principal of the Loans or any Collateral Agent Advance; provided, that, in the case of any failure to pay any amount in clause (i), other than any amount due and payable on the Final Maturity Date, such failure continues for two (2) or more Business Days;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or "Material Adverse Effect" in the text thereof) when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.02, Section 7.01(a), Section 7.01(c), Section 7.01(e), Section 7.01(g), Section 7.01(l), Section 7.01(m), Section 7.01(n), Section 7.01(p), Section 7.01(q), Section 7.01(r), Section 7.01(s), Section 7.01(t), Section 7.02 or Section 7.03, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement or any Mortgage to which it is a party; provided, that in respect of any failure to comply with Section 7.03(a), such failure (i) occurs more than one (1) time in any calendar month or (ii) continues for three (3) or more Business Days (and Borrower fails to (x) provide immediate notice to the Agents on the first day of such failure and its intent to cure same or (y) provide information to the Agents relating to the Borrower's cash position (or any other financial information requested by the Agents) on any day during such three-(3) Business Day period);

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party or any Subsidiary thereof shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $1,000,000 (or, in the case of any Non-Recourse Indebtedness, the lesser of (i) $8,000,000 and (ii) the aggregate amount of CRE Debt (other than the Obligations) outstanding in respect of any ten (10) Real Estate properties (other than Collateral Properties) of the Borrower and its Subsidiaries), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided, that, notwithstanding the foregoing, the Borrower may from time to time request that the Agents permit the Borrower (or its applicable Subsidiary) to dispose of Real Estate that is secured by Indebtedness to the holder of such Indebtedness without resulting in an Event of Default under this clause (e) by delivering to the Agents a written request therefor accompanied by one or more projections and supporting detail reflecting that such disposition will not be materially adverse to any Loan Party and, in the event that the Agents grant such permission (not to be unreasonably withheld or delayed), such disposition (and the underlying default in respect of such Indebtedness) shall not cause an Event of Default under this clause (e);

(f) any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof (including pursuant to the definition of Permitted Lien), first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding (i) in the case of any such judgment, order or award in respect of the Borrower and/or Operating Partner, $1,500,000 in the aggregate, (ii) in the case of any such judgment, order or award in respect of any other individual Loan Party or Subsidiary thereof, $250,000, and/or (iii) in the case of any such judgment, order or award in respect of the Borrower and its Subsidiaries, taken together, $3,000,000 in the aggregate (except, in each case, to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, stayed or bonded pending appeal;

(k) [Reserved];

(l) [Reserved];

(m) [Reserved];

(n) the indictment of any Loan Party or any senior officer thereof under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any senior officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Loan Party;

(o) (i) there shall occur one or more ERISA Events that individually or in the aggregate results in, or could reasonably be expected to result in, liability of any Loan Party or any of its ERISA Affiliates in excess of $1,000,000, or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its ERISA Affiliates that would reasonably be expected to have a Material Adverse Effect;

(p) (i) there shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(q) a Change of Control shall have occurred;

(r) there shall occur any event that results in, or would reasonably be expected to result in, a Material Adverse Effect; or

(s) a Key Man Event shall occur;

then, during the continuance of an Event of Default, any Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, (iii) replace any Property Manager, and (iv) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Article IX

AGENTS

Section 9.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement; provided, that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 9.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 9.02 Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and neither the Agents nor any of their Related Parties shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter; provided, that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any of its Related Parties or any other trustee, co-agent or other Person (including any Lender). Any such Related Party, trustee, co-agent or other Person shall benefit from this Article IX to the extent provided by the applicable Agent.

Section 9.03 Rights, Exculpation, Etc. The Agents and their Related Parties shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to the Agents; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05 Indemnification. To the extent that any Agent or any Related Party of the foregoing is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five (5) days of written demand by such Agent, reimburse such Agent and such Related Parties for and indemnify such Agent and such Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent and such Related Parties), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent and the Related Parties in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent and such Related Parties under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's or such Related Party's gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement. This Section 9.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 9.07 Successor Agent. (a)  Any Agent may at any time give at least thirty (30) days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 11.04 and Section 11.15 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 9.08 Collateral Matters.

(a) [Reserved].

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnification Obligations and Warrant Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 11.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 9.08(b).

(c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 9.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale, and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law, or (D) at any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 9.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10 No Reliance on any Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices, or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 9.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 9.12 No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Borrower or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report;

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower's and its Subsidiaries' books and records, as well as on representations of their personnel;

(d) agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.19; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 9.14 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower as set forth in Section 11.04.

Section 9.15 Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agents (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to each Agent and, in the event that the Agents shall consent to the making of such payments directly to the Secured Parties, to pay to each Agent any amount due for the reasonable compensation, expenses, disbursements and advances of each Agent and its agents and counsel, and any other amounts due the Agent hereunder and under the other Loan Documents.

Article X

GUARANTY

Section 10.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment in cash when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest and other amounts that accrue after the commencement of any Insolvency Proceeding of the Borrower or its Affiliates, whether or not a claim for post-filing interest or other amounts is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (all such obligations, the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article X as set forth in Section 11.04. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding.

Section 10.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid in full in cash strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article X constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any other Person or any Collateral. The obligations of each Guarantor under this Article X are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article X shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article X shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 10.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article X and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article X from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article X, and acknowledges that this Article X is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 10.04 Continuing Guaranty; Assignments. This Article X is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations and Warrant Obligations) and all other amounts payable under this Article X and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 11.07.

Section 10.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article X, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations and Warrant Obligations) and all other amounts payable under this Article X shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations and Warrant Obligations) and all other amounts payable under this Article X and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article X, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article X thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article X shall be paid in full in cash, and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 10.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 10.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 10.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 10.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06.

Article XI

MISCELLANEOUS

Section 11.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01):

if to any Loan Party, to it at the following address:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Boulevard

Virginia Beach, VA 23452
Attention: Chief Financial Officer
Telephone: (757) 627-9088
Email: cplum@whlr.us

with a copy to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street, New York, NY 10281

Attention: Daniel Raglan

Telephone: 212-504-6790

Email: Daniel.Raglan@cwt.com

if to the Administrative Agent or the Collateral Agent, to it at the following address:

Powerscourt Investments XXII, LP

c/o: Maples Fiduciary Services (Delaware) Inc.

Suite 302, 4001 Kennett Pike

Wilmington, DE 19807

Attention: Powerscourt Investments GP, LLC

Telephone: 303-365-0973

Facsimile: 302-300-4063

Email: delawareservices@maples.com

in each case, with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Attention: James Cotins

     Andrew J. Young

Telephone: 212-878-5000

Email: James.Cotins@CliffordChance.com

     Andrew.Young@CliffordChance.com

All notices or other communications sent in accordance with this Section 11.01, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (A) and (B) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 11.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Warrant, which may be amended, waived or supplemented in accordance with the terms thereof), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent or Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent or Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii) increase the Total Commitment without the written consent of each Lender;

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Loan, right of payment or any Lien granted in favor of the Administrative Agent or the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; or

(vi) amend, modify or waive Section 4.02, Section 4.03 or this Section 11.02 of this Agreement without the written consent of each Lender.

(b) Notwithstanding anything to the contrary in Section 11.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any equity holder of the Borrower or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 11.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby;

(iii) any Control Agreement, Guaranty, Mortgage, Security Agreement, collateral access agreement, landlord waiver or other agreement or document purporting to create or perfect a security interest in any of the Collateral (a "Collateral Document") may be amended, waived or otherwise modified with the consent of the applicable Agent and the applicable Loan Party without the need to obtain the consent of any Lender or any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Requirements of Law (including foreign law or regulatory requirements) or advice of local counsel, (B) to cure any ambiguity, inconsistency, omission, mistake or defect or (C) to cause such Collateral Document to be consistent with this Agreement and the other Loan Documents, and if the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, omission, mistake or defect, in each case, in any provision of any Loan Document (other than a Collateral Document), then the Administrative Agent and the Borrower shall be permitted to amend such provision; any amendment, waiver or modification pursuant to this paragraph shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof;

(iv) no consent of any Loan Party shall be required to change any order of priority set forth in Section 2.05(c) and Section 4.03; and

(v) no Defaulting Lender, Loan Party, equity holder of the Borrower or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, equity holder of the Borrower or Affiliate).

(c) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Agents, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 11.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 11.04 Expenses; Attorneys' Fees. The Borrower will promptly pay all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (m) below, each Lender), including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of counsel and other consultants for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents or the review of any of the agreements, instruments and documents referred to in Section 7.01(e)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) any Environmental Claim, Environmental Liability or Remedial Action arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest, (k) any Environmental Lien, (l) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all reasonable broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable and documented out-of-pocket expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 11.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i) all or a portion of its Commitment and any Loan made by it with the written consent of the Administrative Agent, and provided, however, that no written consent of any Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $100,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $100,000 in excess thereof);

(ii) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and

(iii) The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required (provided, however, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within give (5) Business Days after having received notice thereof) unless (A) a Default or Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is to a Lender or an Affiliate or Related Fund of a Lender;

(iv) No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 11.07(b) (which consent of the applicable Agent must be evidenced by such Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Administrative Agent a copy of the fully executed Assignment and Acceptance.

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) If any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) [Reserved].

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) actions directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) actions directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.07 and Section 2.08 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to, or other indebtedness issued by, such Lender pursuant to a securitization transaction (including any structured warehouse credit facility, collateralized loan obligation transaction or similar facility or transaction, and including any further securitization of the indebtedness or equity issued under such a transaction) (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect a Securitization, including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or any Securitization.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.09 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.10 Consent to Jurisdiction; Service of Process and Venue.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN Section 11.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b) Each Loan Party irrevocably and unconditionally agrees that it will not commence any action or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

(c) Each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address (or such other manner of notice) specified in Section 11.01. Nothing in this Section 11.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 11.11 Waiver of Jury Trial, Etc. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 11.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Related Parties (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of Collateral as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence, willful misconduct or willful material breach of the Loan Documents of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 11.15(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 11.15 are chargeable against the Loan Parties and their accounts. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 11.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 11.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

Section 11.18 Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 11.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 11.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.18.

For purposes of this Section 11.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and its Related Parties) to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information); provided, that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates, its Related Parties or the Related Parties of any Person described in clause (ii) or (iii) below) (it being understood that the Persons to whom such disclosure is made either will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 11.19 or is subject to other customary confidentiality obligations); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization, so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization agrees, in writing, to be bound by or is otherwise subject to customary confidentiality obligations (including, without limitation, confidentiality provisions similar in substance to this Section 11.19); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (viii) to any other Person if such information is general portfolio information that does not identity the Loan Parties, or (ix) with the consent of the Borrower. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Loan, any fact relevant to understanding the federal, state and local tax treatment of the Loan, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided, however, that no party shall disclose any names or other identifying information of the parties or the Loan that are unrelated to the federal, state and local tax treatment of the Loan and are not relevant to understanding the federal, state and local tax treatment of the Loan, without the prior written consent of the Administrative Agent.

Section 11.20 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 11.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 11.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each entity and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

WHEELER REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

GUARANTORS:

WHEELER REIT, L.P. a Virginia limited partnership

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

WHLR – DARIEN, LLC

By:	Wheeler REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

WHLR – DEVINE STREET, LLC

By:	Wheeler REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

WHLR - LAKE MURRAY, LLC

By:	Wheeler REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

WHLR – MONCKS CORNER, LLC

By:	Wheeler REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

WHLR – SOUTH LAKE POINTE, LLC

By:	Wheeler REIT, L.P., a Virginia limited partnership

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation

By:	/s/ Daniel Khoshaba
Name: Daniel Khoshaba
Title: President and CEO

[Signature Page - Financing Agreement]

COLLATERAL AGENT ADMINISTRATIVE AGENT AND LENDER:

Powerscourt Investments XXII, LP

By:	Powerscourt Investments GP, LLC

By:	Maples Fiduciary Services (Delaware) Inc., its Managing Member

By:	/s/ Edward Truitt
Name: Edward Truitt
Title: Authorized Signatory

[Signature Page - Financing Agreement]